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                                                                      Exhibit 12

                        Capital One Financial Corporation
                Computation of Earnings to Fixed Charges Ratios
             For the Six Months Ended June 30, 1999 and 1998 and the
            Years Ended December 31, 1998, 1997, 1996, 1995 and 1994
                             (dollars in thousands)

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

                                                    Six Months Ended
                                                        June 30                           Year Ended December 31
                                                 ---------------------   ---------------------------------------------------------
                                                   1999        1998        1998        1997        1996        1995        1994
                                                 ---------------------   ---------------------------------------------------------
Earnings
   Income before income taxes (a)                $ 273,963   $ 213,800   $ 443,921   $ 305,453   $ 248,480   $ 197,731   $ 146,827

   Fixed Charges:
     Interest expense                              246,850     194,934     416,754     334,847     294,999     249,396      93,695
     Amortization of debt discount
     Rent representative of interest                10,005       4,676      10,095       9,430       4,123       4,050       1,121
     Preferred stock dividends                       3,427       3,765       7,530       7,002
                                                 ---------------------   ---------------------------------------------------------
       Total fixed charges (b)                     260,282     203,375     434,379     351,279     299,122     253,446      94,816

     Less:  Interest expense on deposits            50,380      27,773      67,479      41,932      56,272      49,547       2,364
                                                 ---------------------   ---------------------------------------------------------
       Total fixed charges excluding interest
         on deposits (c)                           209,902     175,602     366,900     309,347     242,850     203,899      92,452

       Total fixed charges excluding preferred
         stock dividends (d)                       256,855     199,610     426,849     344,277     299,122     253,446      94,816

       Total fixed charges excluding interest
         on deposits and preferred stock
         dividends (e)                             206,475     171,837     359,370     302,345     242,850     203,899      92,452

Earnings to fixed charges [(a)+(b)]/(b)               2.05        2.05        2.02        1.87        1.83        1.78        2.55
Earnings to fixed charges excluding deposits
  [(a)+(c)]/(c)                                       2.31        2.22        2.21        1.99        2.02        1.97        2.59
Earnings to fixed charges excluding preferred
  stock dividends [(a)+(d)]/(d)                       2.07        2.07        2.04        1.89        1.83        1.78        2.55
Earnings to fixed charges excluding deposits
  and preferred stock dividends (a)                   2.33        2.24        2.24        2.01        2.02        1.97        2.59

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